Exhibit 99.3
TreeHouse Foods, Inc.
Unaudited Pro Forma Condensed Combined Financial Information
     On December 20, 2009, we entered into a definitive Stock Purchase Agreement to acquire Sturm Foods, Inc. (“Sturm”), a privately-owned company majority owned by an affiliate of HM Capital Partners, pursuant to which TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) will acquire all of the issued and outstanding capital stock of Sturm for aggregate consideration of $660 million in cash (“Sturm Acquisition”), subject to adjustments for working capital and other items, payable upon the closing of the Sturm Acquisition. Consummation of the Sturm Acquisition is subject to customary closing conditions.
     The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Sturm Acquisition, including related financing. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of TreeHouse and Sturm, giving effect to the Sturm Acquisition as if it had occurred on December 31, 2009. The unaudited pro forma condensed combined income statements combine the historical income statements of TreeHouse and Sturm, giving effect to the Sturm Acquisition as if it had occurred on January 1, 2009. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Sturm Acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements and:
•	the audited historical financial statements of TreeHouse, as of and for the year ended December 31, 2009, included in TreeHouse’s Annual Report on Form 10-K filed with the SEC on February 16, 2010;

•	the audited historical financial statements of Sturm as of and for the year ended March 31, 2009, included in this Current Report on Form 8-K; and

•	the unaudited historical financial statements of Sturm as of and for the nine months ended December 31, 2009, included in this Current Report on Form 8-K.
     The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, with TreeHouse treated as the acquiror. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
     The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Sturm Acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined income statement does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the Sturm Acquisition.

TreeHouse Foods, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2009
(In thousands)

			Acquisition and		Post Debt Financing
	As Reported		Debt Financing		Pro Forma	Equity Financing		Pro Forma
	TreeHouse Foods, Inc.	Sturm Foods	Pro Forma		TreeHouse Foods, Inc.	Pro Forma		TreeHouse Foods, Inc.
	December 31, 2009	December 31, 2009	Adjustments		December 31, 2009	Adjustments		December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$4,415	$65,890	$(65,890)	4	$4,415	$—		$4,415
Receivables, net of allowances	86,557	31,431	—		117,988	—		117,988
Inventories, net	264,933	43,836	3,200	2	311,969	—		311,969
Deferred income taxes	3,397	686	—		4,083	—		4,083
Assets held for sale	4,081	—	—		4,081	—		4,081
Prepaid expenses and other current assets	7,269	870	—		8,139	—		8,139

Total current assets	370,652	142,713	(62,690)		450,675	—		450,675

Property, plant and equipment, net	276,033	70,796	11,644	2	358,473	—		358,473
Goodwill	575,007	—	398,019	2	973,026	—		973,026
Identifiable intangible and other assets, net	162,736	17,634	9,000	5	438,736	—		438,736
			267,000	2
			(17,634)	4

Total assets	$1,384,428	$231,143	$605,339		$2,220,910	$—		$2,220,910

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$148,819	$58,803	$(3,428)	4	$204,194	$—		$204,194
Current portion of long-term debt	906	4,079	(3,900)	4	1,085	—		1,085

Total current liabilities	149,725	62,882	(7,328)		205,279	—		205,279

Long-term debt	401,640	523,713	400,000	5	1,079,342	(95,250)	6	984,092
			260,000	5
			9,000	5
			8,250	9
			(523,261)	4

Deferred income taxes	45,381	6,474	104,205	2	156,060	—		156,060
Other long-term liabilities	31,453	797	—		32,250	—		32,250

Total liabilities	628,199	593,866	250,866		1,472,931	(95,250)		1,377,681
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—	—		—
Common stock	320	2,309	(2,309)	4	320	27	6	347
Additional paid in capital	587,598	22,711	(22,711)	4	587,598	99,973	6	682,821
						(4,750)	6
Retained earnings (deficit)	195,262	(388,007)	388,007	4	187,012	—		187,012
			(8,250)	9
Accumulated other comprehensive loss	(26,951)	264	(264)	4	(26,951)	—		(26,951)

Total stockholders’ equity	756,229	(362,723)	354,473		747,979	95,250		843,229

Total liabilities and stockholders’ equity	$1,384,428	$231,143	$605,339		$2,220,910	$—		$2,220,910

See notes to unaudited pro forma condensed combined financial statements

TreeHouse Foods, Inc.
Unaudited Pro Forma Condensed Combined Income Statement
for the Year Ended December 31, 2009
(In thousands, except per share data)

	As Reported		Acquisition and		Post Debt Financing			Pro Forma
	TreeHouse Foods, Inc.	Sturm Foods	Debt Financing		Pro Forma	Equity Financing		TreeHouse Foods, Inc.
	Year Ended	Twelve Months Ended	Pro Forma		TreeHouse Foods, Inc.	Pro Forma		Year Ended
	December 31, 2009	December 31, 2009	Adjustments		December 31, 2009	Adjustments		December 31, 2009
Net Sales	$1,511,653	$343,411	$(1,608)	7	$1,853,456	$—		$1,853,456
Cost of Sales	1,185,283	236,532	(1,608)	7	1,421,176			1,421,176
			10,148	2
			(9,179)	4	—

Gross Profit	326,370	106,879	(969)		432,280	—		432,280

Operating Expenses:
Selling and distribution	107,938	12,190	—		120,128	—		120,128
General and administrative	80,466	16,005	—		96,471	—		96,471
Amortization expense	13,381	—	13,500	2	26,881	—		26,881
Other operating (income) expense, net	(6,224)	1,073	—		(5,151)	—		(5,151)

Total operating expenses	195,561	29,268	13,500		238,329	—		238,329

Operating income	130,809	77,611	(14,469)		193,951	—		193,951
Other (income) expense:
Interest expense	18,430	25,555	(25,555)	4	54,755	(1,234	) 6	53,521
			36,325	8
Interest income	(45)	—	—		(45)	—		(45)
(Gain) loss on foreign exchange	(7,387)	—	—		(7,387)	—		(7,387)
Other (income) expense, net	(2,263)	1,321	(1,220)	4	(2,162)	—		(2,162)

Total other expense	8,735	26,876	9,550		45,161	(1,234)		43,927

Income from continuing operations, before income taxes	122,074	50,735	(24,019)		148,790	1,234		150,024
Income taxes	40,760	20,383	(9,247)	10	51,896	475	6	52,371

Net income	$81,314	$30,352	$(14,771)		$96,895	$759		$97,654

Weighted average common shares:
Basic	31,982				31,982	2,703		34,685
Diluted	32,798				32,798	2,703		35,501

Basic earnings per share	$2.54				$3.03			$2.82
Diluted earnings per share	$2.48				$2.95			$2.75
See notes to unaudited pro forma condensed combined financial statements

TreeHouse Foods, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TreeHouse as of December 31, 2009 and Sturm as of December 31, 2009. The unaudited pro forma condensed combined statement of income was prepared using the historical statements of income of TreeHouse for the 12 months ended December 31, 2009 and of Sturm for the 12 months ended December 31, 2009.
The unaudited pro forma combined financial information was prepared using the purchase method of accounting. Based on the terms of the Stock Purchase Agreement, TreeHouse is treated as the acquirer of Sturm. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the Sturm Acquisition. The purchase price has been allocated in the unaudited pro forma condensed combined balance sheet, based on management’s preliminary estimate of their respective values. Definitive allocations will be performed and finalized based upon certain valuation and other studies that will be performed by TreeHouse with the services of outside valuation specialists after the closing. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Sturm Acquisition. For example, if the value of the finite-lived intangible assets increased by 10%, annual pro forma operating income would decrease by approximately $13,842.
Note 2 — Preliminary Purchase Price Allocation
The purchase price for the Sturm Acquisition is $660 million, payable at closing. The purchase price of $660 million has been allocated to the assets acquired and the liabilities assumed as follows:

(In thousands)
Accounts Receivable	$31,431
Inventory	47,036
Other Current Assets	1,556
Property, Plant and Equipment	82,440
Identifiable Intangible Assets	267,000
Goodwill	398,020

Total Assets Acquired	827,483

Accounts Payable	(38,971)
Other Current Liabilities	(16,583)
Other Long-term Liabilities	(1,250)
Deferred Income Taxes	(110,679)

Total Liabilities Assumed	(167,483)

Total Purchase Price	$660,000

For the purpose of preparing the unaudited pro forma condensed combined financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of December 31, 2009. A final determination of fair values will be based on the actual assets and liabilities that will exist on the date of the closing of the Sturm Acquisition and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known. An increase in the fair value of inventory, property, plant and equipment, or any identifiable intangible assets will reduce the amount of goodwill in the unaudited pro forma condensed combined financial information, and may result in increased depreciation, and or amortization expense.
Of the $267,000 of acquired intangible assets, $250,000 was assigned to Customer Relationships with an estimated economic life of 20 years, $12,000 to Trademarks with an indefinite life, and $5,000 to formulas/recipes with an estimated economic life of 5 years. The determination of fair value for these assets was primarily based upon expected discounted cash flows. The determination of useful life was based upon historical acquisition experience, economic factors, and future cash flows of the combined company. The estimated annual amortization expense for these acquired intangible assets is approximately $13,500, using straight line amortization, and has been included in the unaudited pro forma condensed combined statement of income for the 12 months ended December 31, 2009.
Inventories reflect an adjustment of $3,200 to record the inventory at its estimated fair value. This amount is recorded in the December 31, 2009 unaudited pro forma condensed combined balance sheet. The increased inventory will temporarily impact our cost of sales after closing and therefore it is considered non-recurring and is not included in the unaudited pro forma condensed combined statement of income for the 12 months ended December 31, 2009.

Property, plant and equipment reflect an adjustment of $11,644 to record the property, plant and equipment at estimated fair market value. Total depreciation expense on the revalued property, plant, and equipment is estimated to be approximately $10,148.
A preliminary deferred tax adjustment of $104,205 has been recognized in accordance with accounting for income taxes. The amount primarily relates to $98,175 recognized as part of the identifiable intangible assets, plus $6,030 relating to the tax effect on difference between the values assigned and the estimated tax basis of assets and liabilities acquired.
Note 3 — Pro Forma Adjustments
The pro forma adjustments give effect to the Sturm Acquisition under the purchase method of accounting, borrowings under the TreeHouse credit facility, borrowings through the issuance of senor unsecured notes, the repayment of Sturm’s exiting indebtedness, the proposed offering of $100,000 in shares of TreeHouse common stock, and the payment of fees and expenses relating to these transactions.
Note 4 — Elimination of Historical Balances
These adjustments reflect the elimination of the Sturm’s identifiable intangible assets, debt (excluding capital leases), equity and accrued interest as of December 31, 2009 for the purpose of presenting a pro forma balance sheet assuming the Sturm Acquisition had occurred on December 31, 2009. Also eliminated are Sturm’s historical interest expense, depreciation expense and amortization of debt issue costs. According to the terms of the Stock Purchase Agreement, Sturm’s cash balances will remain with the sellers. Accordingly, we have eliminated Sturm’s cash balance as of December 31, 2009.
Note 5 — Debt Financing
These adjustments display the expected debt financing required to fund the Sturm Acquisition and related transaction costs. These adjustments are contingent upon the closing of the Sturm Acquisition and therefore may not occur in the event the Sturm Acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete a debt financing at the time the Sturm Acquisition closes. The debt financing is as follows:
•	senior unsecured notes payable estimated to be due 2018 totaling approximately $400,000 with an estimated interest rate of approximately 7.50%.

•	a borrowing under our credit facility of approximately $182,000 at an estimated interest rate of approximately 1.23%.
We expect to incur approximately $9,000 of financing fees associated with the notes, which will be deferred and amortized over eight years, consistent with the estimated maturity of the debt. These fees will be funded through the use of our credit facility.

We expect to undertake a borrowing under our credit facility to fund the remaining balance of the purchase price (taking into account the proposed equity offering), which is expected to be approximately $160,000. We also expect to use our credit facility to fund our acquisition costs, which we expect to be approximately $22,000, of which includes $9,000 for debt issuance, $8,250 in other transaction fees that will be expensed, and $4,750 of stock issuance costs incurred in connection with the equity offering. Total expected additional borrowings under our credit facility related to the Sturm Acquisition are expected to be $182,000.
In the event TreeHouse is unable to complete the equity offering to fund the acquisition as described in Note 6, we have included additional borrowings of $100,000 in the long-term debt line. These additional borrowings are offset through the issuance of equity as described in Note 6.
Note 6 — Equity Financing
We intend to issue approximately $100,000 in common stock in a public offering (net of underwriting fees of approximately $4,750) to fund a portion of the purchase price. Shares to be issued of 2,703 were calculated using an estimated price of $37 per share. If the price of TreeHouse’s common stock increases or decreases by $1 per share, the number of shares required to be issued would decrease by 71 shares or increase by 75 shares, respectively. The net proceeds have been presented as a reduction to the long-term debt line. The interest on the additional borrowings, and related tax, has also been eliminated.
Note 7 — Statement of Income Adjustments
This adjustment eliminates the sales from TreeHouse to Sturm together with Sturm’s cost of sales for purchases.
Note 8 — Statement of Income Adjustments to Reflect Financing
The adjustment reflects interest expense relating to approximately $400,000 of debt issued to fund the Sturm Acquisition as further described in Note 3. This expense includes approximately $1,125 over the next 12 months of amortization expense relating to deferred financing fees expected to be incurred at the time of closing. Also included in this amount is additional interest incurred in connection with the expected borrowing of $282,000 under our credit facility (assuming there is no equity offering). Total expected interest is $36,325 (includes $1,125 of amortization for deferred financing fees), of which $30,000 relates to the $400,000 issuance of notes.
The actual rates of interest can change from those that are assumed in Note 3. If the actual rates that are incurred when the notes are issued were to increase or decrease by 0.25% from the rates we have assumed in estimating the pro forma interest adjustment, pro forma interest expense could increase or decrease by approximately $1,000 per year. Likewise, if our interest rate on our credit facility borrowings were to increase by 1% from 1.23%, pro forma interest could increase by approximately $4,800 per year (considering the equity offering).

Note 9 — Non-Recurring Acquisition Expenses
We expect to incur additional transaction costs, including financial and legal advisory fees of approximately $8,250 through the closing of the Sturm Acquisition. The total of these costs has been recorded as additional borrowings under our credit facility and a reduction to retained earnings of $8,250 on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statement of income for the 12 months ended December 31, 2009, as they are considered non-recurring.
Note 10 — Tax Adjustments
For purposes of these unaudited pro forma condensed combined financial statements, we used a rate of 38.5%. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.